UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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ING Funds Update

Questions & Answers

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of the fund, nor is it a solicitation of any proxy. For information regarding the fund, or to receive a free copy of a Proxy Statement relating to a proposal please call ING Funds toll free at 1-800-992-0180. The Proxy Statement (when available) will contain important information about fund objectives, strategies, fees, expenses and risk considerations. The Proxy Statement, shareholder reports and other information will also be available for free on the SEC’s website (www.sec.gov). Please read the Proxy Statement carefully before making any decision to invest or to approve any proposal.

Proposed ING International Value Fund Sub-Advisor Addition

•                  The ING Funds Board has approved the addition of del Rey Global Investors, LLC (“del Rey”) to the International Value Fund, as the third sub-adviser.

•                  The addition requires shareholder approval. If approved, we anticipate del Rey to be added to the Fund in January 2011.

Who is del Rey?

del Rey is a registered investment adviser founded by Paul Hechmer in September of 2009. Focused on international and global large cap investing, the firm has grown to manage approximately $1 billion in assets as of 9/30/10.

What is del Rey’s investment process?

•                  Invest in undervalued non-U.S. companies of over $1 billion in market capitalizations that possess strategic catalysts to improve profitability and/or unlock value

•                  Identify franchises with strong and improving fundamentals, sustainable competitive advantages and industry leading positions

•                  Limit downside by emphasizing the risk/reward of each investment

The diversified portfolio is driven by a bottom-up stock selection process that includes:

•                  Fundamental valuation metrics that include price-to-earnings, price-to-book value, price-to-sales, price-to-net present value, price-to-free cash flow, sustainable dividend yield and price to liquidation/replacement value

•                  Qualitative analysis that produces an understanding of franchise quality, management strength, corporate strategy, competitive advantage, operating leverage and catalysts such as management change, company restructuring and industry consolidation

•                  Quantitative screening based on proprietary financial valuation models

Officers and employees of ING Investments, its affiliates or other representatives of the fund may be soliciting proxies from shareholders in favor of the proposal discussed above and other related matters. Information concerning persons who may be considered participants in the solicitation of fund shareholders under SEC rules will be set forth in the Proxy statement to be filed with the SEC.

Investment Risks: All investing involves risks of fluctuating prices and the uncertainties of rates of return and yield inherent in investing. Foreign Investing does pose special risks including currency fluctuation, economic and political risks not found in investments that are solely domestic. Emerging Market stocks may be especially volatile. The Fund may use Derivatives, such as options and futures, which can be illiquid, may disproportionately increase losses and have a potentially large impact on Fund performance. Investing in stocks of Small- and Mid-Sized Companies may entail greater volatility and less liquidity than larger companies. Prices of Value-Oriented Securities tend to correlate more closely with economic cycles than growth-oriented securities, they generally are more sensitive to changing economic conditions. Other risks of the Fund include but are not limited to: Convertible and Debt Securities Risks; Market Trends Risks; Other Investment Companies Risks; Price Volatility Risks; Inability to Sell Securities Risks; and Securities Lending Risks. Investors should consult the Fund’s Prospectus and Statement of Additional Information for a more detailed discussion of the Fund’s risks.

An investor should consider the investment objectives, risks, charges and expenses of the Fund(s) carefully before investing. For a free copy of the Funds’ prospectus, which contains this and other information, visit us at www.ingfunds.com or call ING Funds at (800) 992-0180. Please read the prospectus carefully before investing.

©2010 ING Investments Distributor, LLC, 230 Park Ave, New York, NY 10169

Individual Investors (800) 992-0180 | Investment Professionals (800) 334-3444

For financial professional use only. Not for inspection by, distribution or quotation to the general public.